Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. DELIVERS STRONG SALES GROWTH AND OPERATIONAL PERFORMANCE WITH FIRST QUARTER FISCAL 2007 RESULTS

PORTLAND, Oregon – July 25, 2006 – Precision Castparts Corp. (NYSE:PCP) reported vigorous sales and earnings growth in its core businesses, both year over year and sequentially, for the first quarter of fiscal 2007, while aggressively integrating the Special Metals businesses into the Company’s overall operations following completion of the acquisition on May 25, 2006.

First Quarter FY2007 Financial Highlights

First quarter fiscal 2007 sales grew 31.6 percent over last year’s first quarter sales, with total sales of $1,122.5 million this year versus sales of $853.0 million in the first quarter of fiscal 2006. Net income from continuing operations increased to $118.0 million in this year’s first quarter, compared to $77.9 million last year, yielding earnings per share of $0.86 (diluted, based on 137.2 million shares outstanding), an improvement of 48.3 percent over earnings per share of $0.58 (diluted, based on 134.8 million shares outstanding) in the first quarter of fiscal 2006. The above results for fiscal 2007 include five weeks of operations at Special Metals. Also included in the current quarter’s results is $4.8 million, or $0.03 per share (diluted), of expense for stock-based compensation.

July 25, 2006

Including discontinued operations, Precision Castparts’ net income for the first quarter of fiscal 2007 was $115.1 million, or $0.84 per share (diluted). Major activity in discontinued operations included the sale of real estate from an SPS Magnetics business, which was classified as a discontinued operation from the time of acquisition, and the closure of two small businesses in the Industrial Products segment.

Business Highlights

Investment Cast Products: With record production levels for both commercial aerospace OEM and aftermarket, Investment Cast Products sales totaled $428.1 million in the first quarter of fiscal 2007, growing 10.5 percent over sales of $387.3 million during last year’s first quarter. Operating income increased by 23.2 percent year over year, reaching $91.9 million this year, or 21.5 percent of sales, compared to $74.6 million, or 19.3 percent of sales in the first quarter of 2006. Leverage from increased commercial aircraft production rates, aftermarket growth, and continued share gains propelled this segment’s strong performance.

Forged Products: Benefiting from the same market forces as Investment Cast Products and the acquisition of Special Metals, Forged Products’ sales in the first quarter increased year over year by 93.8 percent, with sales of $395.3 million in the first quarter of fiscal 2007 versus sales of $204.0 million last year. Metal pass-through accounted for $45.1 million of first quarter fiscal 2007 sales, compared to $21.0 million last year. Operating income grew year over year, jumping 146.1 percent to $56.1 million, or 14.2 percent of sales, in this year’s first quarter, versus $22.8 million, or 11.2 percent of sales last year. Sales in the base Wyman-Gordon forging business grew more than 30 percent year over year, driven by higher demand for commercial aerospace and extruded pipe products, and operating income as a percentage of sales increased by more than 5 percentage points over

July 25, 2006

the same period. Sales and earnings at Special Metals were both better than the latest projections, with operating margins as a percentage of sales firmly on track to reach double digits by the fourth quarter of fiscal 2007. With sales, purchasing, and manufacturing synergies well underway, Special Metals provides a solid platform for growth, with significant runway to create value going forward.

Fastener Products: Fastener Products’ sales in the quarter totaled $241.5 million, a year-over-year increase of 19.2 percent over sales of $202.6 million last year. The segment boosted its operating income by 56.9 percent to $48.8 million, or 20.2 percent of sales, this year, compared to $31.1 million, or 15.4 percent of sales, in the first quarter of 2006. Sales growth in the quarter was driven by increased critical aerospace fastener volumes and a full quarter of sales from the Shur-Lok acquisition. The segment continued to increase its operating margins by aggressively leveraging higher sales and by reducing costs and adding value throughout the production process.

Industrial Products: Continued weak conditions in the automotive market affected Industrial Products’ year-over-year performance in the first quarter of fiscal 2007. Segment sales in the quarter totaled $57.6 million, versus $59.1 million last year, and operating income was $9.9 million, compared to $12.0 million in the first quarter of fiscal 2006. Operating margins have continued to show steady improvement after bottoming out in the latter half of fiscal 2006.

“We are solidly positioned for continued profitable growth,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Our core businesses are producing components at record volumes, and we are adding critical capacity to handle even higher production levels. We have gained outstanding market penetration on key programs, and we are achieving good leverage out of all of our operations, with ample opportunity on every front to

July 25, 2006

capture further margin improvement. On top of that, Special Metals provides us a clear line of sight to achieve significant top- and bottom-line growth.

“The first quarter of fiscal 2007 was on target, and we look forward to another strong year,” Donegan continued. “As in previous years, the second and third quarters should show modest growth, as strong production levels are partially offset by planned maintenance downtime for our large forging presses, holidays, and fewer manufacturing days. Then, with a full complement of working days, coupled with additional manufacturing capacity and early-stage production of long-lead components for the new Boeing 787 aircraft, sales growth is expected to strengthen in the fourth quarter.

“Every one of our core businesses contains abundant upside opportunities,” Donegan said. “In addition, we are just in the very early stages of driving our operational metrics through Special Metals, which holds significant promise for long-term value creation. We continue to focus on further critical aerospace fastener acquisitions to enhance Fastener Products’ competitive profile, providing yet another catalyst for additional profitable growth. The strong market forces behind our first quarter performance show every sign of continuing, and we intend to deliver results consistent with this strength going forward.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading manufacturer of highly engineered, critical fasteners for aerospace, automotive, and other markets and supplies metal alloys and other materials to the casting and forging industry.

July 25, 2006

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website - http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS 1,2

(In millions, except per share data)

	(unaudited) Three Months Ended
	July 2, 2006	July 3, 2005
Net sales	$1,122.5	$853.0
Cost of goods sold	856.7	660.6
Selling and administrative expenses	75.9	63.6
Interest expense, net	13.4	10.6

Income before income taxes and minority interest	176.5	118.2
Provision for income taxes	58.0	40.0
Minority interest in net earnings of consolidated entities	(0.5)	(0.3)

Net income from continuing operations	118.0	77.9
Net loss from discontinued operations	(2.9)	(0.5)

Net income	$115.1	$77.4

Net income per share from continuing operations - basic	$0.87	$0.59
Net loss per share from discontinued operations - basic	(0.02)	(0.01)

	$0.85	$0.58

Net income per share from continuing operations - diluted	$0.86	$0.58
Net loss per share from discontinued operations - diluted	(0.02)	(0.01)

	$0.84	$0.57

Average common shares outstanding:
Basic	135.3	132.4
Diluted	137.2	134.8

	(unaudited) Three Months Ended
	July 2, 2006	July 3, 2005
Sales by Segment
Investment Cast Products	$428.1	$387.3
Forged Products	395.3	204.0
Fastener Products	241.5	202.6
Industrial Products	57.6	59.1

Total	$1,122.5	$853.0

Operating Income (Loss) by Segment [3]
Investment Cast Products	$91.9	$74.6
Forged Products	56.1	22.8
Fastener Products	48.8	31.1
Industrial Products	9.9	12.0

Corporate expense	(16.8)	(11.7)
Consolidated segment operating income	189.9	128.8
Interest expense, net	13.4	10.6

Income before income taxes and minority interest	$176.5	$118.2

[1]	Reported results for the three months ended July 3, 2005 have been restated for discontinued operations.

[2]	Share amounts and earnings per share information have been restated to reflect the two-for-one stock split, effective September 2005.

[3]	Operating income represents earnings before interest and income taxes.